Exhibit 10.1

Second Amendment to

Watermark Communities, Inc.

1998 Non-Employee Director Stock Incentive Plan

as Restated May 21, 1999

The effective date of this Second Amendment is October 1, 2005. Capitalized terms used herein without definition have the meanings assigned to such terms under the Watermark Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan as Restated May 21, 1999, as amended (the “Director Plan”).

WHEREAS, the Company wishes to amend the Director Plan pursuant to Paragraph 13 thereof to permit the granting of stock-settled stock appreciation rights under the Director Plan;

NOW THEREFORE, the Director Plan is hereby amended to add a new Paragraph 16 thereof as follows:

16.	Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee may grant (i) a stock appreciation right (a “Stock Appreciation Right”) independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Paragraph 16 (or such additional limitations as may be included in an award agreement covering such grant).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to receive a number of Shares having an aggregate Fair Market Value equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor a number of Shares having an aggregate Fair Market Value equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion

Page 1 – Second Amendment

thereof, which is surrendered. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction (to the extent permitted under Section 409A of the Code) or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit, including, without limitation, any such limitations as are deemed necessary to comply with Section 409A of the Code and avoid the imposition of interest and penalty taxes thereunder.

(d) Conforming References. Except where the context would clearly require otherwise, references in the Director Plan to “Options”, “Option Price” and “Stock Option Agreement” shall also be deemed also to refer to Stock Appreciation Rights, the per Share exercise price of a Stock Appreciation Right and a form of award agreement governing the terms of a Stock Appreciation Right, respectively.

Page 2 – Second Amendment